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                             ARTICLES OF AMENDMENT
                            STATUTS DE MODIFICATION

 1.      The name of the corporation is:

         MAA INTERNATIONAL CORPORATION

 2. The name of the corporation is changed to (if applicable):

         IDS INTELLIGENT DETECTION SYSTEMS INC.

3.       Date of incorporation/amalgamation:  1995/APRIL/06

4. The articles of the corporation are amended as follows:

1. to change the name of the Corporation to IDS Intelligent Detection Systems Inc.;

2. to remove the rights, privileges, restrictions and conditions attaching to the common shares.

3. to change the designation of the common shares to Class A Common Shares;

         4. to divide each issued and outstanding common share into 900 Class A Common Shares;

         5. to create a new class of shares, unlimited in number, to be designated as Class B Common Shares;

         6. to provide that, after giving effect to the foregoing, the Corporation is authorized to issue an unlimited number of Class A Common Shares and an unlimited number of Class B Common Shares; and

         7. to provide that the rights, privileges, restrictions and conditions attaching to the Class A Common Shares and the Class B Common Shares are as set forth in Schedule 1 annexed hereto.



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                                                      SCHEDULE 1


         The Corporation is authorized to issue an unlimited number of Class A Common Shares and an unlimited number of Class B Common Shares.

         Subject to the requirements of the Business Corporations Act (Ontario) as now enacted or the same may from time to time be amended, re-enacted or replaced (the "Act"), the rights, privileges, restrictions, and conditions attaching to the Class A Common Shares and the Class B Common Shares of the Corporation are as follows:

Class A Common Shares and Class B Common Shares

1.       Dividends

         The Class A Common Shares and the Class B Common Shares in the capital of the Corporation shall participate equally as to dividends and, all dividends that the directors may determine to declare and pay in any fiscal year of the Corporation shall be declared and paid in equal or equivalent amounts per share on all the Class A Common Shares and all the Class B Common Shares at the time outstanding, without preference or distinction.

2.       Subdivision, Consolidation, Reclassification, etc.

         Neither the Class A Common Shares nor the Class B Common Shares may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

3.       Liquidation, Dissolution or Winding-Up.

         In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Class A Common Shares and the Class B Common Shares shall be entitled to receive pro rata on a share for share basis the remaining assets of the Corporation.

4.       Voting Rights.

         (a) The holders of the Class A Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect or each Class A Common Share held at such meetings, except a meeting of holders of a particular class of shares other than the Class A Common Shares who are entitled to vote separately as a class at such meeting;

         (b) Except as otherwise provided by law, the holders of the Class B Common Shares as such shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation,


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unless  the  meeting  is called to  consider  any matter in respect of which the holders of the Class B Common Shares would be entitled to vote separately as a class or for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation under subsection 184(3) of the Act, in which case the holders of the Class B Common Shares shall entitled to receive notice of and to attend such meeting. The holders of the Class B Common Shares as such shall not be entitled either to vote at any meeting of the shareholders of the Corporation or to sign a resolution in writing, except, subject as hereinafter provided, at a meeting called to consider, or a resolution in writing in respect of any matter in respect of which the holders of the Class B Common Shares would be entitled to vote separately as a class pursuant to the Act; and

         (c) Notwithstanding the provisions of the Act and any other provision contained herein, the holders of the Class B Common Shares shall not be entitled to vote separately as a class upon a proposal to amend these Articles to:

                  (i) increase or decrease any maximum number of authorized Class B Common Shares, or increase any maximum number of authorized shares of a class or series of shares having rights or privileges equal or superior to the Class B Common Shares;

                  (ii) effect an exchange, reclassification or cancellation of the Class B Common Shares; or

                  (iii) create a new class of shares equal or superior to the Class B Common Shares.

5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act

6.   The   resolution   authorizing   the   amendment   was   approved   by  the
shareholders/directors (as applicable) of the corporation on 1997/August/01.


These articles are signed in duplicate.


                                          MAA INTERNATIONAL CORPORATION


                                          By: /s/Mariusz Rybak, President